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                                                                    Exhibit 23.3



                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Amendment No. 1 to Form S-3 and related prospectus of American Superconductor Corporation for the registration of 109,621 shares of its common stock and to the incorporation by reference therein of our report dated February 29, 1996, with respect to the financial statements of Superconductivity, Inc. for the years ended December 31, 1995 and 1994 and for the period from March 22, 1988 (Inception) to December 31, 1995 included in the Current Report on Form 8-K dated September 5, 1997 and Form 8-K/A dated June 19, 1997 filed by American Superconductor Corporation with the Securities and Exchange Commission.




                                                /s/ Ernst & Young LLP


November 11, 1997
Milwaukee, Wisconsin